Exhibit 99.1

Implant Sciences Announces Passing of Joseph E. Levangie, Director

Wilmington, MA – January 20, 2012 – Implant Sciences Corporation (OTCQB:IMSC) (OTCPK:IMSC), a high technology supplier of systems and sensors for homeland security markets, sadly announces the death of Joseph E. Levangie, on January 14, 2012. Mr. Levangie had served on the Company’s Board of Directors since December 12, 2007 and was a member of the Board’s Compensation and Audit Committees.

Mr. Levangie enjoyed a distinguished and successful career. In 1975, Mr. Levangie worked as a Congressional Intern to then-Representative Paul Tsongas, authoring “Energy, ERDA, and the Fifth District.” This led to an appointment to Division Manager of Northern Energy Corporation, followed by a Presidential appointment by President Carter to the post of Executive Vice President of the Solar Energy & Energy Conservation Bank in Washington, D.C., a post he held until the subsequent election of President Reagan. Mr. Levangie held several executive positions including Chief Financial Officer of GreenMan Technologies, Inc., Chief Operating & Financial Officer of Colorgen, Inc., Vice President, Corporate Development and Chief Financial Officer of Spire. Since 1981, Mr. Levangie had served as Chief Executive Officer of JEL & Associates, a business advisory firm.

Mr. Levangie earned a S.B. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A from the Harvard Graduate School of Business Administration.  Mr. Levangie also served as a director of SatCon Technology Corporation from December 2004 to December 2007.

Glenn D. Bolduc, Chief Executive Officer and Chairman of the Board, commented,”We are very saddened by Joe’s passing; as a board member, a mentor, a friend and a tremendous human being.  Since joining our board four years ago, Joe was instrumental in the strategic initiative to focus the Company on our security business and provided much counsel and guidance during this process.  Joe’s service as a Board Member of the Company was invaluable and for that we owe him a great deal of gratitude.  On behalf of the Board of Directors and the employees of Implant Sciences, we offer our sincerest condolences to his wife and children.”

Contact:

Implant Sciences Corporation
Company Contact:
Glenn Bolduc, CEO
978-752-1700
gbolduc@implantsciences.com

or

Investor Contact:
Laurel Moody
646-810-0608
lmoody@corporateprofile.com

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